EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 33-7638 on Form N-1A of our report dated October 17, 2011, relating to the financial statements and financial highlights” of MFS Core Equity Fund, MFS New Discovery Fund, MFS Research International Fund, MFS Technology Fund and MFS Value Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust I for the year ended August 31, 2011, and to the reference to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, each of which are part of such Registration Statement.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
December 27, 2011